Insider Trading Policy
Purpose                                        EX19.1

The purpose of this Insider Trading Policy is to require all CHS Board members, officers, employees, and others to comply with all applicable laws, rules, and regulations relating to insider trading. Federal law prohibits employees and others from buying or selling Securities based on Material Information not publicly available that could affect the prices of the Securities.

Scope

The scope of this policy includes CHS personnel engaged in buying or selling or offering to buy or sell Securities.

Audience

This policy applies to all CHS Personnel.

I.Requirements

a.Material Non-Public Information:
i.CHS Personnel must not use Material Non-Public Information about CHS or any other company to buy or sell Securities.
ii.Designated CHS Personnel (defined below and intended to include those who have positions which provide general access to Material Non-Public Information) are prohibited from trading unless in a prescribed Trading Window.
iii.CHS Personnel who have knowledge of Material Non-Public Information are prohibited from trading even if the Trading Window is open.
iv.Even after information has been made public by CHS, CHS Personnel must wait until the close of trading on the third trading day after the information was publicly disclosed before they can treat the information as available to the public.
b.Trading Windows:
i.The open window period is determined by the Legal Department and generally begins at the close of trading on the third trading day following an earnings release with respect to CHS’s preceding fiscal period and ends at the close of trading on the earlier of (A) two weeks after the opening of the window period and (B) two weeks prior to the end of the fiscal quarter. Prior notice will be provided to Designated CHS Personnel via email notification or on the CHS intranet site.
ii.No trading is permitted outside the window period by Designated CHS Personnel for reasons of personal hardship or otherwise justifiable for independent reasons, unless subject to prior review and clearance by the Legal Department.
iii.Even if the transaction would occur during the window period, CHS Personnel may not buy or sell or offer to buy or sell, CHS Securities at any time when any such individual possesses CHS Material Non-Public Information.
iv.CHS reserves the right to close a window period prior to its scheduled close. Notice of any such closing of a window period prior to its scheduled close will be provided by the Legal Department.
v.No CHS Personnel that is subject to requirements of Section 16 may buy or sell or offer to buy or sell, CHS Securities during an open window until:
1.The person trading has notified the CHS Legal Department in writing of the amount and nature of the proposed trade; and
2.The person trading has certified to the CHS Legal Department in writing no earlier than two (2) business days prior to the proposed trade that (i) he or she is not aware of CHS Material Non-Public Information and (ii) the proposed trade does not violate the trading restrictions of Section 16 or Rule 144 of the Securities Act of 1933, as amended.
Internal-Use to CHS Inc.     Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy

c.If any doubt exists as to whether information is material or has been released to the public, CHS Personnel must contact the Legal Department for guidance.
d.In addition to the foregoing general rules, Designated CHS Personnel, must first consult and receive the pre-approval of the Legal Department before buying, selling, or otherwise making any transfer, gift, pledge, or loan of CHS Securities, even during a window period. Unless revoked, such pre-approval will normally remain valid until the close of trading, three-trading days following the day on which it was granted. If the transaction does not occur during the three-trading day period, pre-approval of the transaction must be re-obtained.
e.Speculative Trading:
i.Employees are not permitted to:
1.Purchase CHS’s Securities On Margin or to hold them in a Margin Account;
2.Engage in a Short Sale of CHS Securities; or
3.Trade in Put Options, Call Options, or other options on CHS Securities.
f.Tipping Information to Others:
i.CHS Personnel must not pass Material Non-Public Information on to others (i.e. relatives, friends, neighbors, etc.).
ii.CHS Personnel must not tell or “tip off” others about Material Non-Public Information.
g.Special Requirements for 10b5-1 Plans:
i.All 10b5-1 Plans must be reviewed and approved by Compliance & Integrity and CHS Legal Department prior to entering into or amending such 10b5-1 Plan.
ii.CHS Personnel may not adopt multiple 10b5-1 Plans (other than sell-to-cover plans) without approval from Compliance & Integrity and CHS Legal.
iii.CHS Personnel (specifically CHS corporate officers and Board members) are prohibited from trading in CHS’s securities pursuant to a newly adopted or amended 10b5-1 Plan from the later of (i) 90 days after adoption or amendment of the 10b5-1 Plan and (ii) two business days after CHS files its financial results for the fiscal quarter in which such 10b5-1 Plan was adopted or modified.
iv.CHS Personnel (specifically CHS Personnel that are not CHS officers or directors) are prohibited from trading in CHS’s securities pursuant to a newly adopted or amended 10b5-1 for 30 days after adoption or amendment of the 10b5-1 Plan.
v.CHS Personnel must provide a certification (form to be provided upon request) to Compliance & Integrity and CHS Legal Department that at the time of entry into a new or modified 10b5-1 Plan that such CHS Personnel is (i) not in possession of Material Non-Public Information and (ii) is entering into or amending such 10b5-1 Plan in good faith and not with the intention of evading securities laws.
vi.CHS Personnel must promptly notify Compliance & Integrity and CHS Legal Department of any intention to terminate a previously approved 10b5-1 Plan.
h.Any violation of the procedures set forth in this policy will be regarded as a very serious matter and may result in disciplinary action up to and including termination.
Internal-Use to CHS Inc.     Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy

II.Responsibility

This Insider Trading Policy is available to all CHS Personnel employed by, or acting as directors of CHS, via the CHS Policy & Document Center on the intranet site, CHS Source.

III.Contact

a.CHS managers must coordinate with Human Resources, Compliance and Integrity, or Legal in relation to any concerns employees bring forth with respect to matters covered by this Policy.
b.CHS Personnel must reach out to Compliance and Integrity, Legal, or Human Resources if they have questions about any aspect of this Policy.
c.All CHS employees and directors are encouraged to utilize the CHS Helpline to ask a question or report a concern with respect to matters covered by this Policy. The CHS Helpline connects to a third party and provides a secure and confidential method for reporting issues or raising concerns. The Helpline can be accessed by all CHS employees at:
i.U.S. and International employees: www.chsinc.ethicspoint.com or
ii.U.S. and Canada: 888-264-0995
iii.CHS employees outside the U.S. and Canada: Dial your AT&T Direct Access Code. After the tone and the “AT&T” recording, dial 888-264-0995 to report your concern. For questions on this Policy, please contact the CHS stakeholder committee.

IV.Exception

Exceptions must be filed in accordance with departmental policy requirements.

Internal-Use to CHS Inc.     Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy

V.Definitions

Definition	Description
Call Option	An option contract giving the owner the right, but not the obligation, to buy a stock, bond, commodity or other instrument at a specified price within a specific time period.
CHS Personnel
All directors, officers, employees, and others who represent CHS or who represent any subsidiaries, business units, partnerships, and joint ventures where CHS exercises control of such policies governing such personnel.

Designated CHS Personnel
Employees at a Career Level of Director (or more senior), employees within the Finance & Accounting, Legal & Compliance and strategic planning and M&A job functions and members of the CHS Board of Directors.

Career Level	The classification designed by human resources to be given to all officers, employees, and others who represent CHS.
Margin Account	A type of brokerage account which allows investors to purchase Securities with borrowed funds, requiring a deposit of cash or assets as collateral to cover the risk on such transactions.
Material Non-Public Information
Any information, positive or negative, including projections and forecasts, is “Material, Non-Public Information” if it has not been made available to the public and a reasonable investor would want to know before deciding whether to buy, hold, or sell any Securities. In other words, any information that could reasonably affect the market price of a Security that has not been made available to the public is Material Non-Public Information.

On Margin	The purchase of an asset by paying the margin and borrowing the balance from a bank or broker.
Put Option	An option contract giving the owner the right, but not the obligation, to sell a stock, bond, commodity or other instrument at a specified price within a specified time period.
Section 16
Section 16 is a rule within the Securities Exchange Act of 1934, as amended that articulates the regulatory filing and other responsibilities that directors, certain officers, and greater than 10% stockholders are legally required to adhere to for companies that have securities registered on a national securities exchange such as Nasdaq of the NYSE.

Securities
The term “securities” means tradable financial assets including, among others, common stock, preferred stock, notes, bonds, options and warrants, as well as all convertible Securities and derivative Securities.

Short Sale
Short selling is the sale of a security not owned by the seller. Short selling is often motivated by the belief a security’s price will decline, enabling it to be bought back at a lower price to make a profit.

Trading Windows	A period of time in which trading of Company’s Securities is allowed by the Designated Employees and members of the CHS Board of Directors.

Internal-Use to CHS Inc.     Please refer to the online policy for the most current version. Printed copies may not be current.